Exhibit 10.32
The Compensation Committee then discussed the Company’s current charitable giving matching program. After this discussion the Committee approved that the following levels be approved by the full Board of Directors:

•	Chairman	$50,000 calendar year limit (from current $30,000)
•	Board of Directors	$30,000 calendar year limit (from $20,000)
•	Senior Vice Presidents and 1st Vice Presidents	$10,000 calendar year limit (from zero)
Charitable contributions will continue to be matched dollar for dollar for charitable organization(s) recognized by the Internal Revenue Service (deductions allowed under section 501(c) 3 if the IRS code) The Committee asked that management review for discussion after the public offering is complete the possible design of a charitable matching program for all employees.